UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 24, 2011

OCWEN FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Florida	1-13219	65-0039856

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2002 Summit Boulevard
6th Floor
Atlanta, Georgia 30319
(Address of principal executive offices)

Registrant’s telephone number, including area code: (561) 682-8000

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Home Loan Servicing Solutions, Ltd.

Ocwen Financial Corporation (Ocwen) is pursuing a strategic opportunity that could significantly reduce the amount of capital we require through our relationship with a newly formed entity called Home Loan Servicing Solutions, Ltd. (HLSS).  HLSS intends to acquire and hold mortgage servicing rights (MSRs) and related advances in a more efficient manner than is currently feasible for Ocwen.  HLSS intends to purchase from Ocwen a portfolio of MSRs and assume the related match funded liabilities (the Initial Acquisition).   The MSRs in the Initial Acquisition will be a portion of those that Ocwen had acquired from Barclays Bank PLC on September 1, 2010 in its purchase of the “HomEq Servicing” business.

As part of the Initial Acquisition, which HLSS intends to finance though proceeds from an initial public offering, HLSS will engage Ocwen to subservice the subject MSRs pursuant to a subservicing agreement.  Although Ocwen’s servicing fee and float income will decline under this subservicing agreement, we expect that the impact on net income will be partly offset by increased subservicing fee revenue and by reduced expenses for MSR amortization and interest on advance financing.  We also expect the decline in our match funded advances and MSRs to be partly offset by the reduction in match funded liabilities with the difference accruing to cash.  We may use this cash in any combination to pay down debt, repurchase stock or purchase additional MSRs.  We expect that the reduction in the equity required to run Ocwen’s servicing business will be greater than the reduction in net income, thus improving the return on equity of our servicing business.

HLSS may acquire additional servicing rights from and enter into related subservicing arrangements with Ocwen in the future.  HLSS may also acquire servicing rights from third parties, which could increase the benefit of this strategy to Ocwen by boosting the size of our subservicing portfolio with little or no capital requirement on the part of Ocwen.  If HLSS is successful in acquiring all or most of Ocwen’s portfolio of MSRs over time, Ocwen could evolve into a “capital-light” fee-for-service business.  There is no assurance that Ocwen will consummate the sale of the MSRs to HLSS.  Any MSRs acquired by HLSS, both with respect to the Initial Acquisition and any subsequent acquisitions, will be subject to customary requirements for the transfer of MSRs from one servicer to another, including consents from certain third parties.

Item 5.02	Departure of Directors or Certain Officers.

Subject to and effective on the closing of the Initial Acquisition, the following Ocwen executive officers and one Ocwen Director will resign their positions at Ocwen to join HLSS:  John P. Van Vlack, Executive Vice President, Chief Financial Officer and Chief Accounting Officer, Richard Delgado, Senior Vice President and Treasurer, and David B. Reiner, a Director.

Also effective with the closing of the Initial Acquisition, John V. Britti, age 51, Executive Vice President of Finance of Ocwen, will be appointed its Chief Financial Officer.  Prior to joining Ocwen, Mr. Britti served as the Chief Operating Officer for Republic Mortgage Insurance Company.   Prior to that, he held various positions with Freddie Mac, Capital One, McKinsey & Company and the Central Intelligence Agency.  Mr. Britti holds a Bachelor’s Degree in Economics from the University of Maryland and an MBA from Dartmouth College.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

OCWEN FINANCIAL CORPORATION
(Registrant)

Date: February 24, 2011	By:	/s/ John Van Vlack
John Van Vlack
Executive Vice President, Chief Financial Officer and Chief Accounting Officer (On behalf of the Registrant and as its principal financial officer)